Exhibit 10.22
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of December 3, 2019 (the “Effective Date”), is hereby made by and between Wyndham Hotels & Resorts, Inc., a Delaware corporation (the “Company”), and Michele Allen (the “Executive”).
WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION I
EMPLOYMENT; POSITION AND RESPONSIBILITIES
During the Period of Employment (as defined in Section II below), the Company agrees to employ the Executive and the Executive agrees to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.
During the Period of Employment, the Executive will serve as the Chief Financial Officer of the Company and will report to, and be subject to the direction of, the Chief Executive Officer of the Company (the “Supervising Officer”). The Executive will perform such duties and exercise such supervision with regard to the business of the Company as are associated with the Executive’s position, as well as such reasonable additional duties as may be prescribed from time to time by the Supervising Officer. The Executive will, during the Period of Employment, devote substantially all of the Executive’s time and attention during normal business hours to the performance of services for the Company, or as otherwise directed by the Supervising Officer from time to time. The Executive will maintain a primary office and generally conduct the Executive’s business in Parsippany, New Jersey, except for customary business travel in connection with the Executive’s duties hereunder.
SECTION II
PERIOD OF EMPLOYMENT
The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on the Effective Date and will end on December 3, 2022, subject to earlier termination as provided in this Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided, that neither party hereto will have any obligation hereunder or otherwise to consummate any such extension or enter into any new agreement relating to the Executive’s employment with the Company.

SECTION III
COMPENSATION AND BENEFITS
For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive will be compensated as follows:
A.    Base Salary.
During the Period of Employment, the Company will pay the Executive a base salary at an annual rate equal to five hundred thousand dollars ($500,000.00) effective on the Effective Date, subject to such annual increases as the Company’s Board of Directors’ Compensation Committee (the “Committee”) deems appropriate in its sole discretion (“Base Salary”). Base Salary will be payable according to the customary payroll practices of the Company.
B.    Annual Incentive Awards.
Effective as of the Effective Date, the Executive will be eligible to earn an annual incentive compensation award in respect of each fiscal year of the Company ending during the Period of Employment, subject to the Committee’s discretion to grant such awards, based upon a target award opportunity equal to 75% of Base Salary (“Target Award”) earned during each such year, and subject to the terms and conditions of the annual incentive plan covering employees of the Company, and further subject to attainment by the Company of such performance goals, criteria or targets established and certified by the Committee in its sole discretion in respect of each such fiscal year (each such annual incentive, an “Incentive Compensation Award”). The Executive’s Incentive Compensation Award for the fiscal year in which the Effective Date occurs will be pro-rated based upon eligible earnings for the period from the Effective Date through the end of such fiscal year. Any earned Incentive Compensation Award will be paid to the Executive at such time as will be determined by the Committee, but in no event later than the last day of the calendar year following the calendar year with respect to which the performance targets relate.
C.    Long Term Incentive Awards.
The Executive will be eligible for long term incentive awards as determined by the Committee, and the Executive will participate in such grants at a level commensurate with the Executive’s position as a senior executive officer of the Company. For purposes of this Agreement, awards described in this paragraph are referred to as “Long Term Incentive Awards.” Any Long Term Incentive Awards will vest as determined by the Committee, in its sole and absolute discretion (including with respect to any performance-based conditions applicable to vesting), and will be subject to the terms and conditions of the Company’s 2018 Equity and Incentive Plan and any amended or successor plan thereto (the “Equity Plan”) and the applicable agreement evidencing such award as determined by the Committee. Any Long Term Incentive Awards will be made in the Committee’s sole discretion.

D.    Employee Benefits.
During the Period of Employment, the Company will provide the Executive with employee benefits generally offered to all eligible full-time employees of the Company, and with perquisites generally offered to similarly-situated senior executive officers of the Company, subject to the terms of the applicable employee benefit plans or policies of the Company.
E.    Expenses.
During the Period of Employment, the Company will reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s compliance with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time. The Company will reimburse all taxable business expenses to the Executive promptly following submission but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred.
SECTION IV
DEATH AND DISABILITY
The Period of Employment will end upon the Executive’s death. If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. For purposes of this Agreement, “Disability” will have the meaning set forth in Section 409A of the Internal Revenue Code (“Code”), and the rules and regulations promulgated thereunder (“Code Section 409A”). The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination due to death or Disability, except for (a) any Base Salary earned but unpaid, (b) any Incentive Compensation Awards earned but unpaid for a prior completed fiscal year, if any, and (c) any Long Term Incentive Awards earned and vested but unpaid for a prior completed fiscal year, if any, as of the date of such termination, which will be paid in accordance with the terms set forth in Sections III-A, III-B and III-C, respectively, unless otherwise prohibited by law. Notwithstanding the foregoing, the Company will not take any action with respect to the Executive’s employment status pursuant to this Section V earlier than the date on which the Executive becomes eligible for long-term disability benefits under the terms of the Company’s long-term disability plan in effect from time to time.
SECTION V
EFFECT OF TERMINATION OF EMPLOYMENT
A.    Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (each as defined below), the Company will pay or provide the Executive, as applicable (or the Executive’s surviving spouse, estate or personal representative, as applicable), subject to Section XVIII:

i.    a lump sum payment (the “Severance Payment”) equal to 200% multiplied by the sum of (x) the Executive’s then current Base Salary, plus (y) an amount equal to the highest Incentive Compensation Award paid to the Executive (disregarding voluntary deferrals) with respect to the three fiscal years of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs, but in no event will the amount set forth in this subsection (y) exceed Executive’s then target Incentive Compensation Award, provided that in the event of the Executive’s termination before completion of three fiscal years following the Effective Date, such amount in subsection (y) shall be the Executive’s then target Incentive Compensation Award and provided, further, that the Company shall have the right to offset against such Severance Payment any then-existing documented and bona fide monetary debts owed by the Executive to the Company or any of its subsidiaries;
ii.    subject to Section V-D below, (x) all time-based Long Term Incentive Awards (including all stock options, stock appreciation rights and restricted stock units) granted on or after the Effective Date, which would have otherwise vested within one (1) year following the Executive’s termination of employment, will vest upon the Executive’s termination of employment; and (y) any performance-based Long Term Incentive Awards (including restricted stock units but excluding stock options and stock appreciation rights) granted on or after the Effective Date will vest and be paid on a pro rata basis (to the extent that the performance goals applicable to the Long Term Incentive Award are achieved), with such proration to be determined based upon the portion of the full performance period during which the Executive was employed by the Company plus twelve (12) months (or, if less, assuming the Executive was employed by the Company for the entire performance period), with the payment of any such vested performance-based Long Term Incentive Awards to occur at the time that such performance-based long term incentive awards are paid to actively-employed employees generally. The provisions relating to Long Term Incentive Awards set forth in this Section will not supersede or replace any provision or right of the Executive relating to the acceleration of the vesting of such awards in the event of a Change in Control (as defined in the Equity Plan) of the Company or the Executive’s death or Disability, whether pursuant to an applicable stock plan document or award agreement;
iii.    the Executive will be entitled to a two (2)-year post-termination exercise period (but in no event beyond the original expiration date) for all vested and outstanding stock appreciation rights and options held by the Executive on the date of termination;
iv.    the Executive shall be eligible to continue to participate in the Company health plans in which the Executive participates (medical, dental and vision) through the end of the month in which the Executive’s termination becomes effective. Following such time, the Executive may elect to continue health plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and if the Executive elects such coverage, the Company will reimburse the Executive for the costs associated with such continuing health coverage under COBRA until the earlier of (x) eighteen (18) months from the coverage commencement date or (y) the date on which the Executive becomes eligible for health and medical benefits from a subsequent employer; and
v.    any of the following amounts that are earned but unpaid through the date of such termination: (x) Incentive Compensation Award for a prior completed fiscal year and (y) Base Salary. The Executive shall retain any Long Term Incentive Awards that have vested and been paid to the Executive as of the date of such termination, unless otherwise prohibited by law.
B.    Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary earned but unpaid as of the date of such termination will be paid to the Executive in accordance with Section V-D below. Outstanding stock options and other equity awards held by the Executive as of the date of termination will be treated in accordance with their terms. Except as provided in this paragraph, the Company will have no further obligations to the Executive hereunder.
C.    For purposes of this Agreement, the following terms have the following meanings:

i.    “Termination for Cause” means a termination of the Executive’s employment by the Company due to (a) the Executive’s willful failure to substantially perform the Executive’s duties as an employee of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of the Company’s Business Principles, policies or standards, (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Executive against the Company or any of its subsidiaries, (c) the Executive’s conviction or plea of nolo contendere for a felony (or its state law equivalent) or any crime involving moral turpitude or dishonesty (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of the Executive’s duties, or (e) the Executive purposely or negligently making a false certification regarding the Company’s financial statements. The Company will provide a detailed written notice to the Executive of its intention to terminate the Executive’s employment and that such termination is a Termination for Cause, along with a description of the Executive’s conduct that the Company believes gives rise to the Termination for Cause, and provide the Executive with a period of fifteen (15) days to cure such conduct (unless the Company reasonably determines in its discretion that the Executive’s conduct is not subject to cure) and/or challenge the Company’s determination that such termination is a Termination for Cause; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to a Termination for Cause will be made by the Company, in its sole discretion, and (ii) the Company will be entitled to immediately and unilaterally restrict or suspend the Executive’s duties during such fifteen (15)-day period pending its determination.
ii.    “Constructive Discharge” means, without the consent of the Executive, (a) any material breach by the Company of the terms of this Agreement, (b) a material diminution in the Executive’s Base Salary or Target Award, (c) a material diminution in the Executive’s authority, duties or responsibilities, (d) a relocation of the Executive’s primary office to a location more than fifty (50) miles from the Executive’s then current primary business, or (e) the Company not offering to renew the Executive’s employment agreement on substantially similar terms prior to the end of the Period of Employment (as may be extended from time to time). The Executive must provide the Company a detailed written notice that describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event, circumstance or condition first arose giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge. If no such cure occurs, the Executive’s employment will be terminated on the close of business on the thirtieth (30th) day after the Executive provided the required written notice.
iii.    “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to (a) the Executive’s death or Disability or (b) a Termination for Cause.
iv.    “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.
D.    Conditions to Payment and Acceleration. In the event of a termination under this Section V, any earned but unpaid Base Salary as of the date of such termination will be paid in accordance with Section III-A, and in the event of a Termination Without Cause or a Constructive Discharge, any earned but unpaid Incentive Compensation Award for a prior completed fiscal year as of the date of such termination will be paid in accordance with Section III-B, and for the avoidance of doubt, the Executive shall retain any Long Term Incentive Awards that have vested and been paid to the Executive as of the date of such termination, unless otherwise prohibited by law. All payments due to the Executive under Sections V-A(i) will be made to the Executive in a lump sum no later than the sixtieth (60th) day following the date of termination; provided, however, that (i) all payments and benefits under Sections V-A(i) - (iii) will be subject to, and contingent upon, the execution by the Executive (or the Executive’s beneficiary or estate) of a general release of claims in such reasonable form determined by the Company in its reasonable discretion, and (ii) in the event that the period during which the Executive is entitled to consider such release of claims (and to revoke the release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will be made on the later of (A) the end of the revocation period (assuming that the Executive does not revoke), or (B) the first business day of the second calendar year (regardless of whether the Executive used the full time period allowed for consideration), all as required for purposes of Code Section 409A. The payments due to the Executive under Section V-A will be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates. The Company will provide the release to the Executive within ten (10) business days following the Executive’s last day of employment.
SECTION VI
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT
A.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in the Executive’s possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During the Period of Employment, the Executive will comply in all respects with the Company’s Business Principles, policies and standards. After the Period of Employment, the Executive will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by the Executive by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of the Executive’s life in connection with the Executive’s cooperation in such matters as provided for in this Section VII-A.
B.    The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not, during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of the Executive’s duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for the Executive’s own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use the Executive’s best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into the Executive’s possession, are confidential and will remain the property of the Company or its affiliates.
C.
i.    During the Period of Employment (as may be extended from time to time) and the Post Employment Period (as defined below and, together with the Period of Employment, the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive will not use the Executive’s status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to the Executive in the absence of the Executive’s relationship to the Company or any of its affiliates. Notwithstanding the provisions set forth herein, the Executive may disclose the Executive’s employment relationship with the Company in connection with a personal loan application.
ii.    During the Restricted Period, the Executive will not make any statements or perform any acts intended to advance or which reasonably could have the effect of advancing the interest of any competitors of the Company or any of its affiliates or in any way injuring or intending to injure the interests of the Company or any of its affiliates. During the Restricted Period, the Executive will not, without the express prior written consent of the Company which may be withheld in the Company’s sole and absolute discretion, engage in, or directly or indirectly (whether for compensation or otherwise), own or hold any proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party or business which competes with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

iii.    During the Restricted Period, the Executive will not, without the express prior written consent of the Company which may be withheld in the Company’s sole and absolute discretion, directly or indirectly, request or advise any then current client, customer or supplier of the Company to withdraw, curtail or cancel its business with the Company or any of its affiliates, or solicit or contact any such client, customer or supplier with a view to inducing or encouraging such client, customer or supplier to discontinue or curtail any business relationship with the Company or any of its affiliates. The Executive will not have discussions with any employee of the Company or any of its affiliates regarding information or plans for any business intended to compete with the Company or any of its affiliates.
iv.    During the Restricted Period, the Executive will not, without the express prior written consent of the Company which may be withheld in the Company’s sole and absolute discretion, directly or indirectly cause, solicit, entice or induce (or endeavor to cause, solicit, entice or induce) any present or future employee or independent contractor of the Company or any of its affiliates to leave the employ of, or otherwise terminate its relationship with, the Company or any of its affiliates or to accept employment with, provide services to or receive compensation from the Executive or any person, firm, company, association or other entity with which the Executive is now or may hereafter become associated. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its subsidiaries or affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.
v.    For the purposes of this Agreement, the term “proprietary interest” means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity, or ownership of any class of equity interest in a publicly-held company (unless such ownership of a publicly-held company is 5% or less); the term “affiliate” includes without limitation all subsidiaries, joint venturers and licensees of the Company (including, without limitation, any affiliated individuals or entities); and the term, “Post Employment Period” means either (1) if the Executive’s employment terminates for any reason at such time following the expiration of the Period of Employment hereunder, a period of one year following the Executive’s termination of employment; or (2) if the Executive’s employment terminates during the Period of Employment hereunder, a period of two years following the Executive’s termination of employment.
D.    The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VI without the necessity of posting any bond or showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VI.
E.    The period of time during which the provisions of this Section VI will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
F.    The Executive agrees that the restrictions contained in this Section VI are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.
G.    Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Agreement is intended to nor shall it limit or prohibit Executive, or waive any right on the Executive’s part, to initiate or engage in communication with, respond to any inquiry from, or otherwise provide information to, any federal or state regulatory, self-regulatory, or enforcement agency or authority, as provided for, protected under or warranted by applicable law, in all events without notice to or consent of the Company.
SECTION VII
INDEMNIFICATION
The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding as permitted by such laws, certificate of incorporation or by-laws).
SECTION VIII
MITIGATION
The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.
SECTION IX
WITHHOLDING TAXES
The Executive acknowledges and agrees that the Company may withhold from applicable payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.
SECTION X
EFFECT OF PRIOR AGREEMENTS
Upon the Effective Date, this Agreement will be deemed to have superseded and replaced each of any prior employment or consultant agreement between the Company (and/or its affiliates, including without limitation, its respective predecessors) and the Executive.

SECTION XI
CONSOLIDATION, MERGER OR SALE OF ASSETS; ASSIGNMENT
Nothing in this Agreement will preclude the Company from consolidating or merging into or with, or transferring all or a portion of its business and/or assets to, another corporation. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided, that in the event of such an assignment, the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, the failure of which shall constitute a Constructive Discharge pursuant to Section V-C(ii) herein.
SECTION XII
MODIFICATION
This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act as a waiver of anything other than that which is specifically waived.
SECTION XIII
GOVERNING LAW
This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state. In any action brought by the Company under Section VI-D above, Executive consents to exclusive jurisdiction and venue in the federal and state courts in, at the election of the Company, (a) the State of New Jersey; and/or (b) any state and county in which the Company contends that Executive has breached any agreement with or duty to the Company. In any action brought by Executive under Section VI-D above, the Company consents to the exclusive jurisdiction and venue in the federal and state courts of the State of New Jersey.
SECTION XIV
ARBITRATION
A.    Executive and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies, or claims related in any way to Executive’s employment and/or relationship with the Company, including, without limitation, any dispute, controversy or claim of alleged discrimination, harassment, or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, or disability); any dispute, controversy, or claim arising out of or relating to any agreements between Executive and the Company, including this Agreement (other than with respect to the matters covered by Section VI for which the Company may, but will not be required to, seek injunctive relief in a court of competent jurisdiction); and any dispute as to the ability to arbitrate a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the Equal Employment Opportunity Commission or the National Labor Relations Board.
B.    Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute within the same statute of limitations period applicable to such Claims. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, in the Borough of Manhattan, to JAMS, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Procedures of JAMS (“JAMS Rules”) then in effect, modified only as herein expressly provided. The arbitrator shall be selected in accordance with the JAMS Rules; provided that the arbitrator shall be an attorney (i) with at least ten (10) years of significant experience in employment matters and/or (ii) a former federal or state court judge. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator will be empowered to award either party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced, or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
C.    Each party to any dispute shall pay its own expenses, including attorneys' fees; provided, however, that the Company shall pay all reasonable costs, fees, and expenses that Executive would not otherwise have been subject to paying if the Claim had been resolved in a court of competent jurisdiction.
D.    The parties agree that this Section XIV has been included to rapidly, inexpensively and confidentially resolve any disputes between them, and that this Section XIV will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, except as otherwise provided in Section XIV-A herein, other than (i) any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction, or (ii) post-arbitration actions seeking to enforce an arbitration award from a court of competent jurisdiction. IN THE EVENT THAT ANY COURT DETERMINES THAT THIS ARBITRATION PROCEDURE IS NOT BINDING, OR OTHERWISE ALLOWS ANY LITIGATION REGARDING A DISPUTE, CLAIM, OR CONTROVERSY COVERED BY THIS AGREEMENT TO PROCEED, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH LITIGATION.

E.    The parties will keep confidential, and will not disclose to any person, except to counsel, accountants and/or auditors for either of the parties and/or as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. Accordingly, Executive and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the arbitration proceedings or about the existence, contents, or results of the proceedings, except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).
SECTION XV
SURVIVAL
Sections VI, VII, VIII, X, XI, XII, XIII, XIV, and XV will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.
SECTION XVI
SEVERABILITY
All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
SECTION XVII
NO CONFLICTS
The Executive represents and warrants to the Company that the Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit the Executive’s ability to execute this Agreement or to carry out the Executive’s duties and responsibilities hereunder.

SECTION XVIII
SECTION 409A OF THE CODE
A.    Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A and this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
B.    Separation From Service. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms will mean Separation from Service.
C.    Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and such reimbursement will be made no later than the end of the calendar year following the calendar year in which the expense is incurred, provided that the foregoing clause will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
D.    Specified Employee. If the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
i.    With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution will not be made or provided prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (y) the date of the Executive’s death, to the extent required to comply with Code Section 409A; and
ii.    On the first day of the seventh (7th) month following the date of the Executive’s Separation from Service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section XVIII will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section XVIII will be made to the Executive.

E.    Company Discretion. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within 60 days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company and the number of days referenced will refer to the number of calendar days.
F.    Compliance. Notwithstanding anything herein to the contrary, in no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

WYNDHAM HOTELS & RESORTS, INC. By: /s/ Mary Falvey Name: Mary Falvey Title: Chief Administrative Officer
/s/ Michele Allen Michele Allen